Exhibit 10.1

GlycoMimetics, Inc.

Amended and Restated

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of GlycoMimetics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service.  This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A. Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.All Eligible Directors: $40,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.Annual Committee (Non-Chair) Member Service Retainer:

a.Member of the Audit Committee: $9,000

b.Member of the Compensation Committee: $6,000

c.Member of the Nominating & Corporate Governance Committee: $4,000

3.	Annual Committee Chair Service Retainer:

a.Chairman of the Audit Committee: $18,000

b.Chairman of the Compensation Committee: $12,000

c.Chairman of the Nominating & Corporate Governance Committee: $7,500

B. Election to Receive Shares in Lieu of Cash Compensation

An Eligible Director may make an election to receive all or a portion of the annual cash compensation payable under Section A above in the form of unrestricted shares of the Company’s common stock (the “Common Stock”), subject to executing and timely delivering an election form provided by the Company (a “Retainer Share Election”). To make a valid Retainer Share Election for annual cash compensation payable with respect to services to be provided in the third and fourth quarters of fiscal year 2023, such Retainer Share Election must be delivered to the Company by no later than June 30, 2023. Retainer Share Elections for fiscal year 2024 and beyond must be delivered to the Company before the start of the fiscal year to which the Retainer Share Election relates. A Retainer Share Election cannot be altered with respect to a fiscal year once the fiscal year begins and, once made, a Retainer Share Election will remain in effect for all subsequent fiscal years unless and until revised or revoked. A new Retainer Share Election that is timely submitted will supersede an existing Retainer Share Election as to Annual Cash Compensation payable with respect to future fiscal years. An Eligible Director may terminate a Retainer Share Election by submitting notice to the Company’s Secretary (or such other individual as the Company designates), which termination shall be effective with respect to the annual cash compensation earned beginning on the first calendar day of the next following fiscal year after such termination notice is submitted.

The number of shares of Common Stock to be issued in lieu of annual cash compensation shall be determined on a quarterly basis, on the last day of each fiscal quarter, by dividing the dollar amount of the portion of annual cash compensation to be paid for such quarter (determined as described above, including any pro-rated amounts for partial service during the quarter) that is subject to the Retainer Share Election by the closing price of a share of Common Stock on the last trading day of the fiscal quarter, rounded up to the nearest whole share. Shares shall be issued as soon as practicable, but in no event more than thirty (30) days, following the end of each fiscal quarter. All shares of Common Stock issued pursuant to a Retainer Share Election are fully vested upon issuance and will be issued as Other Awards under the Company’s Amended and Restated 2013 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Plan”).

C. Equity Compensation

The equity compensation set forth below will be granted under the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grant: On the date of an Eligible Director’s initial election to the Board (or if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 70,000 shares of Common Stock.  The shares subject to each stock option will vest in three equal installments on the first, second and third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) at each vesting date.

2.Annual Grant: On the date of each Company’s annual stockholder meeting, beginning with and including the 2023 annual stockholder meeting, each Eligible Director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 35,000 shares of Common Stock. The shares subject to each stock option will vest in full on the first anniversary of the applicable annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) as of such vesting date.